Exhibit 99

NEWS RELEASE

DATE:   July 20, 2004
RELEASE DATE:   Immediate

SUMMIT FINANCIAL CORPORATION REPORTS
RECORD QUARTERLY EARNINGS

GREENVILLE, SC -- Summit Financial Corporation (NASDAQ/Small Cap: SUMM) today reported record quarterly income of $1,120,000 for the second quarter of 2004, a 6% increase from $1,059,000 for the same quarter of 2003. Net income per diluted share was $0.23 for the quarter ended June 30, 2004, compared to $0.22 for the second quarter of 2003. For the second quarter of 2004, the Company reported ROA and ROE of 1.36% and 13.28%, respectively, compared to ROA and ROE of 1.31% and 13.90%, respectively, for the comparable quarter of 2003.

For the first six months of 2004, net income was $2,107,000, or $0.43 per diluted share, which represents a 7% increase over the 2003 net income of $1,968,000, or $0.41 per diluted share. ROA was reported at 1.27% for the first six months of 2004, while ROE was 12.65% for the same period.

The primary factors in the improved earnings for the first six months of 2004 were the higher net interest income related to the 6% increase in average earning assets and reduced cost of funds, a lower provision for loan losses due to the decrease in nonperforming assets and net loan losses as well as the overall improvement in credit quality of the loan portfolio, and control of overhead expenses. Also contributing to the reduced loan loss provision was lower net loan growth for the first six months of 2004 as compared to 2003. These gains are offset somewhat by the reduction in noninterest income resulting from lower gains on sales of securities due to a smaller volume of transactions in 2004, and a reduction in mortgage loan referral fees as the refinancing boom has slowed.

Mr. J. Randolph Potter, President and CEO, commented, “The business climate in Upstate South Carolina is improving and opportunities for Summit to grow and prosper are at a three year peak. This, combined with the recent increase in short-term interest rates, improves the financial outlook for the Company.”

Loans past due in excess of 90 days were $125,000 or 0.05% of loans at June 30, 2004, compared to $137,000 or 0.06% for the prior year. Nonaccrual loans and OREO totaled $419,000 at the second quarter end of 2004, a 29% reduction from $591,000 for the prior year. Net charge-offs for the first six months of 2004 totaled $43,000 or 0.04% of average loans, while the 2003 period reported net charge-offs of $139,000 or 0.12% of average loans. The consolidated allowance for loan losses was 1.55% and 1.63% of gross loans at June 30, 2004 and 2003, respectively. The lower allowance is related to the reduction in net charge-offs in 2004 and the improvement in credit quality.

At June 30, 2004, assets totaled $335.0 million, a 3% decrease from December 31, 2003 assets of $343.9 million. Total assets at June 30, 2003 were $323.3 million. Gross loans totaled $229.0 million at the end of the second quarter of 2004, while investments, the second largest component of earning assets, decreased 29% from year end to total $64.7 million at June 30, 2004. Mr. Potter said, “We have accomplished many of the objectives outlined in our Letter to Shareholders in the 2003 Annual Report. The realignment of our balance sheet decreased our exposure to interest rate risk by reducing investment securities as well as certain higher priced deposits and other borrowings. This move contributed to an increase in net interest income for the first six months of 2004 and has positioned us well for the future.”

Capital levels remain strong. The Company ended the second quarter of 2004 with total equity of $33.5 million, total risk-based capital of 15%, and an increase in book value to $7.53. In June, the Company declared a semi-annual cash dividend of $0.07 per share payable July 26, 2004 to shareholders of record July 12, 2004. This dividend represents a 40% annualized increase over the 2003 dividend.

SUMMIT FINANCIAL CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
($ in thousands, except per share data) (unaudited)

	For the Three Months Ended		%
	6/30/2004	6/30/2003	Change

Income Statement
Interest income	$4,198	$4,424	(5%)
Interest expense	1,138	1,363	(17%)

Net interest income	3,060	3,061	(0%)
Provision for loan losses	(50)	229	(122%)

Net interest income after provision for loan losses	3,110	2,832	10%

Noninterest income:
Service charges on deposit accounts	127	137	(7%)
Merchant fees and credit card income	98	113	(13%)
Insurance sales commissions	111	116	(4%)
Gain on sale of securities	-	181	(100%)
Other income	263	308	(15%)

Total noninterest income	599	855	(30%)

Noninterest expenses:
Salaries, wages and benefits	1,343	1,279	5%
Occupancy	152	165	(8%)
Furniture, fixtures and equipment	156	160	(3%)
Other operating expenses	455	544	(16%)

Total noninterest expenses	2,106	2,148	(2%)

Income before income taxes	1,603	1,539	4%
Income tax expense	483	480	1%

Net income	$1,120	$1,059	6%

Net income per common share:
Basic	$0.25	$0.25	-
Diluted	0.23	0.22	5%
Cash dividends declared per common share	0.07	0.00	100%
Average common shares outstanding:
Basic	4,432,462	4,253,382	4%
Diluted	4,943,649	4,842,435	2%

Performance ratios
Return on average assets	1.36%	1.31%	4%
Return on average equity	13.28%	13.90%	(4%)
Net interest margin	4.04%	4.10%	(1%)
Net charge-offs to average loans	0.16%	0.25%	(36%)

SUMMIT FINANCIAL CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
($ in thousands, except per share data) (unaudited)

	For the Six Months Ended		%
	6/30/2004	6/30/2003	Change

Income Statement
Interest income	$8,641	$8,753	(1%)
Interest expense	2,317	2,732	(15%)

Net interest income	6,324	6,021	5%
Provision for loan losses	160	402	(60%)

Net interest income after provision for loan losses	6,164	5,619	10%

Noninterest income:
Service charges on deposit accounts	260	274	(5%)
Merchant fees and credit card income	200	203	(1%)
Insurance sales commissions	251	214	17%
Gain on sale of securities	22	355	(94%)
Other income	486	570	(15%)

Total noninterest income	1,219	1,616	(25%)

Noninterest expenses:
Salaries, wages and benefits	2,705	2,593	4%
Occupancy	326	333	(2%)
Furniture, fixtures and equipment	313	320	(2%)
Other operating expenses	1,004	1,124	(11%)

Total noninterest expenses	4,348	4,370	(1%)

Income before income taxes	3,035	2,865	6%
Income tax expense	928	897	3%

Net income	$2,107	$1,968	7%

Net income per common share:
Basic	$0.48	$0.47	2%
Diluted	0.43	0.41	5%
Cash dividends declared per common share	0.07	0.00	100%
Average common shares outstanding:
Basic	4,376,091	4,233,141	3%
Diluted	4,900,508	4,812,091	2%

Performance ratios
Return on average assets	1.27%	1.26%	1%
Return on average equity	12.65%	13.26%	(5%)
Net interest margin	4.15%	4.16%	(0%)
Net charge-offs to average loans	0.04%	0.12%	(67%)
Nonperforming assets to loans plus OREO, at period end	0.18%	0.27%	(33%)
Allowance for loan losses to gross loans, at period end	1.55%	1.63%	(5%)

SUMMIT FINANCIAL CORPORATION AND SUBSIDIARIES
FINANCIAL HIGHLIGHTS
($ in thousands, except share data) (unaudited)

				% Change
				2nd Quarter
	6/30/2004	12/31/2003	6/30/2003	2004/2003

Balance Sheet (at period end)
Cash and due from banks	$12,215	$9,854	$14,300	(15%)
Interest-bearing bank balances	4,841	341	1,730	180%
Federal funds sold	13,079	201	1,869	600%
Investments available for sale	64,722	90,887	74,866	(14%)
Loans, net of unearned income	229,025	231,802	222,268	3%
Less: allowance for loan losses	(3,554)	(3,437)	(3,633)	(2%)

Net loans	225,471	228,365	218,635	3%
Premises and equipment, net	3,969	4,070	4,116	(4%)
Other assets	10,684	10,203	7,784	37%

	$334,981	$343,921	$323,300	4%

Noninterest-bearing deposits	$44,981	$37,037	$38,809	16%
Interest-bearing deposits	203,390	219,975	205,143	(1%)

Total deposits	248,371	257,012	243,952	2%
FHLB advances	50,751	52,317	45,775	11%
Other liabilities	2,322	2,387	2,210	5%

Total liabilities	301,444	311,716	291,937	3%
Shareholders' equity	33,537	32,205	31,363	7%

	$334,981	$343,921	$323,300	4%

Capital Ratios (at period end)
Total risk-based capital ratio	14.96%	13.75%	13.74%	9%
Tier 1 risk-based capital ratio	13.71%	12.50%	12.49%	10%
Leverage ratio	10.37%	9.92%	9.58%	8%

Selected Average Balances (year-to-date)
Total assets	$334,152	$322,766	$315,728	6%
Loans, net of unearned income	235,418	223,365	222,101	6%
Investment securities	73,298	74,661	68,314	7%
Total earning assets	318,069	307,234	300,714	6%
Interest-bearing liabilities	264,266	257,733	252,686	5%
Total deposits	244,817	244,180	237,761	3%
Shareholders' equity	33,513	30,558	29,946	12%

Share Data (at period end)
Book value per common share (1)	$7.53	$7.47	$7.36	2%
Shares outstanding	4,452,034	4,312,925	4,058,218	10%

Stock performance (at period end)
Closing market price (1)	$18.31	$18.00	$16.14	13%
Shares traded - year to date (1)	98,899	463,061	299,514	(67%)
Price/book ratio	2.43	2.41	2.19	11%
Price/earnings ratio (per diluted earnings per share)	21.3	22.8	19.7	8%
Market capitalization	$81,517	$77,633	$65,500	24%

(1) Restated to reflect all 5% stock dividends.

Summit Financial Corporation, www.summit-bank.com, headquartered in Greenville, SC, is the parent holding company for Summit National Bank and Freedom Finance, Inc., a consumer finance company. Summit National Bank provides a full range of banking services designed to meet substantially all of the financial needs of its customers from its four full-service branches in the Upstate of South Carolina. Through its subsidiary, Summit Investment Services, Inc., Summit provides nondeposit investments and financial management services. Freedom Finance specializes in making small dollar installment loans to individuals from 11 branch locations throughout South Carolina.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Annual Report on Form 10-K for the year ended December 31, 2003.

CONTACTS:
J. Randolph Potter, President & CEO, (864) 240-5886
Blaise B. Bettendorf, Chief Financial Officer, (864) 240-5890